Exhibit 99.1

W-H Energy Services Announces First Quarter Earnings

    HOUSTON--(BUSINESS WIRE)--April 27, 2005--W-H Energy Services, Inc. (NYSE:WHQ) announced first quarter income from continuing operations of $8.7 million or $0.30 per share, which is 16% higher than the $7.5 million or $0.26 per share reported in the preceding quarter. For the same period in the prior year, the Company reported income from continuing operations of $4.4 million or $0.16 per share.
    In response to the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123R, which requires recording non-cash compensation expense related to the issuance of stock options, the Company had previously stated that it planned to early adopt SFAS 123R beginning January 1, 2005. As a result, the Company's earnings per share projection for the first quarter of $0.24 to $0.28 included expense of $0.01 to $0.02 per share related to the early adoption of SFAS 123R. However, due to a change in the required implementation date as prescribed by the Securities and Exchange Commission ("SEC"), the Company has delayed such adoption. At this time, SEC rules would require the Company to implement SFAS 123R effective January 1, 2006.
    The Company projects that earnings per share will range from $0.28 to $0.32 for the quarter ending June 30, 2005. This projection does not include any of the estimated costs associated with a fire at one of the Company's facilities. At this time, the Company believes that these costs will be between $0.02 to $0.04 per share. The fire, which occurred on April 17, 2005, was disclosed in the Company's Form 8-K filed this morning.
    Revenues for the first quarter of $142.4 million and operating income of $17.0 million were 32 percent and 83 percent higher than the first quarter of 2004, respectively. On a sequential basis, revenues and operating income increased by 9 percent and 21 percent, respectively.
    Domestic revenues increased 41 percent as compared to the first quarter of last year and were 10 percent higher than the preceding quarter. International revenues decreased 12 percent as compared to the first quarter of last year and were 2 percent lower than the previous quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $91.8 million in the first quarter, 26 percent higher than the comparable period in the prior year and 4 percent higher than the preceding quarter. Operating income of $7.8 million was 31 percent higher than the comparable period in the prior year and was flat as compared to the preceding quarter.

    Completion and workover

    Revenues in the completion and workover segment were $50.6 million in the first quarter, 47 percent higher than the comparable period in the prior year and 18 percent higher than the preceding quarter. Operating income of $12.1 million recorded in the first quarter was more than doubled that posted for the comparable period in the prior year and was 41 percent higher than the preceding quarter.

                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per share amounts)



                                 Three Months Ended      Three Months
                                      March 31,              Ended
                              --------------------------
                                  2005         2004      Dec. 31, 2004
                               -----------  ------------ -------------

Revenues                      $   142,423  $    107,544  $    130,997

Costs and Expenses:
   Cost of revenues                80,993        62,916        75,906
   Selling, general and
    administrative                 25,893        21,521        23,613
   Research and development         4,738         3,038         5,260
   Depreciation and
    amortization                   13,771        10,738        12,111
                               -----------  ------------  ------------
              Total costs and
               expenses           125,395        98,213       116,890

              Operating
               income              17,028         9,331        14,107

Other (income) expenses:
   Interest expense, net            2,247         2,268         1,929
   Other (income) expense,
    net                               130           (81)          (27)
                               -----------  ------------  ------------
              Income before
               income taxes        14,651         7,144        12,205

Provision for income taxes          5,968         2,750         4,697
                               -----------  ------------  ------------
              Income from
               continuing
               operations           8,683         4,394         7,508

Income (loss) from
 discontinued operations, net
 of tax                                 -           573        (1,402)
                               -----------  ------------  ------------
              Net income      $     8,683  $      4,967  $      6,106
                               ===========  ============  ============

Earnings (loss) per common
 share:
   Basic:
          From continuing
           operations         $      0.31  $       0.16  $       0.27
          From discontinued
           operations         $         -  $       0.02  $      (0.05)
                               -----------  ------------  ------------
              Total           $      0.31  $       0.18  $       0.22
   Diluted:
          From continuing
           operations         $      0.30  $       0.16  $       0.26
          From discontinued
           operations         $         -  $       0.02  $      (0.05)
                               -----------  ------------  ------------
              Total           $      0.30  $       0.18  $       0.21

Weighted average shares
 outstanding:
   Basic                       27,809,451    27,410,246    27,688,017
   Diluted                     28,712,925    28,122,212    28,510,162


                       W-H ENERGY SERVICES, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)



                                                 March 31,   Dec. 31,
                                                     2005       2004
                                                 ----------- ---------
                                                 (Unaudited)
Assets:
   Cash and cash equivalents                     $   11,292  $ 10,448
   Accounts receivable, net                         125,901   111,728
   Inventory                                         52,066    48,317
   Other current assets                              11,790    15,566
                                                  ----------  --------
                 Total current assets               201,049   186,059

   Property and equipment, net                      253,817   235,317
   Other assets                                     126,940   127,235
                                                  ----------  --------
                 Total assets                    $  581,806  $548,611
                                                  ==========  ========


Liabilities and Shareholders' Equity:
   Accounts payable and accrued liabilities          65,158    64,498
                                                  ----------  --------
                 Total current liabilities           65,158    64,498

   Long-term debt, net of current maturities (1)    200,000   180,805
   Other liabilities                                 36,657    34,713
                                                  ----------  --------
                 Total liabilities                  301,815   280,016

   Shareholders' equity                             279,991   268,595
                                                  ----------  --------
                 Total liabilities and
                  shareholders' equity           $  581,806  $548,611
                                                  ==========  ========

(1) As of March 31, 2005, there was approximately $31.9 million available under the Company's revolving credit facility.



                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)



                                     Three Months Ended   Three Months
                                          March 31,           Ended
                                    ---------------------    Dec. 31,
                                          2005      2004       2004
                                     ----------  -------- ------------
SEGMENTED INFORMATION:
    Revenue:
         Drilling                   $   91,798  $ 73,055  $    88,030
         Completion and workover        50,625    34,489       42,967
                                     ----------  --------  -----------
              Total revenue         $  142,423  $107,544  $   130,997
                                     ==========  ========  ===========

    Depreciation and amortization:
         Drilling                   $    8,881  $  6,989  $     7,715
         Completion and workover         4,824     3,684        4,326
         Corporate                          66        65           70
                                     ----------  --------  -----------
              Total depreciation
               and amortization     $   13,771  $ 10,738  $    12,111
                                     ==========  ========  ===========

    Operating income:
         Drilling                   $    7,826  $  5,985  $     7,864
         Completion and workover        12,052     5,885        8,545
         Corporate                      (2,850)   (2,539)      (2,302)
                                     ----------  --------  -----------
              Total operating
               income               $   17,028  $  9,331  $    14,107
                                     ==========  ========  ===========

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.

    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071